Exhibit 99.2

FORM 11-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended            December 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                          to
Commission file number 1-10312

SYNOVUS FINANCIAL CORP. EMPLOYEE STOCK PURCHASE PLAN

SYNOVUS FINANCIAL CORP.
1111 BAY AVENUE
SUITE 500
COLUMBUS, GEORGIA 31901
(706) 649-5220

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2004, 2003, and 2002

(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP
Suite 2000
303 Peachtree Street, NE
Atlanta, GA 30308

Report of Independent Registered Public Accounting Firm

The Plan Administrator
Synovus Financial Corp.

   Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan as of December 31, 2004 and 2003, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Plan’s administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan as of December 31, 2004 and 2003, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia
April 1, 2005

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International; a Swiss cooperative.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2004 and 2003

Assets

	2004	2003
Common stock of Synovus Financial Corp. at market value - 2,559,837 shares (cost $50,153,264) in 2004 and 2,596,928 shares (cost $46,630,651) in 2003 (note 2)	$73,160,139	75,103,163
Dividends receivable	442,188	417,922
Contributions receivable	574,670	525,750

	$74,176,997	76,046,835

Liabilities and Plan Equity

Plan equity (4,487 and 4,621 participants in 2004 and 2003, respectively)	$74,176,997	76,046,835

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Operations and Changes in Plan Equity

Years ended December 31, 2004, 2003, and 2002

	2004	2003	2002
Dividend income	$1,758,765	1,610,272	1,452,578
Realized gain on distributions to participants (note 5)	4,209,690	3,021,846	5,036,924
Unrealized (depreciation) appreciation of common stock of Synovus Financial Corp. (note 4)	(5,465,637)	21,553,296	(18,690,887)
Contributions (notes 1 and 3):
Participants	8,999,239	8,514,987	7,991,626
Participating employers	4,499,856	4,257,622	3,995,292

	14,001,913	38,958,023	(214,467)

Withdrawals by participants — common stock of Synovus Financial Corp. at market value (620,532 shares in 2004, 597,829 shares in 2003, and 531,105 shares in 2002) — (note 5)	(15,871,751)	(12,428,772)	(13,435,715)

(Decrease) increase in Plan equity for the year	(1,869,838)	26,529,251	(13,650,182)
Plan equity at beginning of year	76,046,835	49,517,584	63,167,766

Plan equity at end of year	$74,176,997	76,046,835	49,517,584

See accompanying notes to financial statements.

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2004, 2003, and 2002

(1)	Description of the Plan

The Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) was implemented as of January 15, 1979. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ employees to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and Synovus and subsidiaries (the Participating Employers).

Synovus serves as the plan administrator. Prior to August 1, 2002, the Plan agent was State Street Bank and Trust Company. Effective August 1, 2002, the Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Through June 30, 2002, all employees who worked twenty hours per week or more were eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Effective July 1, 2002, the Plan was amended to allow employees who work twenty hours per week or more to become eligible to participate in the plan on the first payroll date after completing three months of continuous employment. The Plan also permits a participant who has successfully completed the State of Georgia’s Intellectual Capital Partnership Program (ICAPP) to begin participation in the Plan immediately upon the participant’s commencement of employment with a Participating Employer.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum contribution ranges from 3% to 7% of compensation based on years of service. Through June 30, 2002, the minimum contribution percentage was 0.5% of compensation. Effective July 1, 2002, the minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, postage, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Participating Employers for a specified period of time. Effective January 23, 2002, the Plan was amended to remove the above mentioned restriction on receiving matching contributions upon a withdrawal of shares from the Plan.

Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or his employer prior to the date of such amendment or termination.

(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2004, 2003, and 2002

Synovus reserves the right to suspend participating employer contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

(2)	Summary of Accounting Policies

The investment in Synovus common stock is stated at market value which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2004 and 2003 market values were $28.58 and $28.92 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per common stock share and the market value per share at the date of the distribution to the participants.

Dividend income is accrued on the record date.

The Plan’s investments include common stock of Synovus which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

Contributions by participants and Participating Employers, as well as withdrawals, are accounted for on the accrual basis.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Management of the Plan believes that the carrying amount of receivables is a reasonable approximation of the fair value due to the short-term nature of these instruments.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2004, 2003, and 2002

(3)	Contributions

Contributions by Participating Employers and by participants are as follows:

	2004		2003		2002
	Participating		Participating		Participating
Participating Employers	Employers	Participants	Employers	Participants	Employers	Participants
Synovus Financial Corp.	$869,037	1,737,990	785,144	1,570,571	754,288	1,510,390
Columbus Bank and Trust Company	375,739	751,434	340,621	681,202	333,828	667,614
Commercial Bank and Trust Company of Troup County	32,888	65,771	36,536	73,066	34,908	69,809
Commercial Bank of Thomasville	55,971	111,937	51,824	103,643	52,010	104,012
Security Bank and Trust Company of Albany	45,712	91,949	45,742	91,478	48,014	95,965
Sumter Bank and Trust Company	43,451	86,898	40,935	81,867	40,832	81,660
The Coastal Bank of Georgia	53,010	106,015	47,700	95,394	47,833	95,661
First State Bank and Trust Company	43,075	86,144	40,427	80,848	39,685	79,362
Bank of Hazlehurst	—	—	—	—	15,477	30,952
Cohutta Banking Company	46,924	93,842	50,916	101,825	40,439	80,872
Bank of Coweta	56,827	113,647	57,431	114,854	55,863	111,718
Citizens Bank & Trust of West Georgia	96,844	193,674	92,057	184,098	86,381	172,749
Synovus Securities, Inc.	252,190	504,374	238,439	476,868	187,350	374,689
The Quincy State Bank	7,384	14,768	27,999	55,996	30,276	60,548
Community Bank and Trust of Southeast Alabama	28,433	56,852	26,424	52,844	24,485	48,966
Tallahassee State Bank	23,908	47,814	23,306	46,610	21,436	42,869
CB&T Bank of Middle Georgia	47,131	94,258	43,021	86,037	41,018	82,031
First Community Bank of Tifton	40,109	80,214	36,379	72,719	40,694	81,382
CB&T Bank of Russell County	38,095	76,186	35,676	71,348	34,326	68,647
Sea Island Bank	43,140	86,275	38,359	76,713	35,718	71,429
Citizens First Bank	41,825	83,645	42,016	84,026	41,777	83,547
First Coast Community Bank	28,298	56,593	29,167	58,331	24,932	49,861
Bank of Pensacola	87,118	174,229	80,753	161,498	76,836	153,334
Vanguard Bank and Trust	62,517	125,025	60,872	121,736	65,984	131,956
The National Bank of Walton County	41,630	83,254	39,987	79,969	37,535	75,064
Athens First Bank & Trust Co.	143,596	287,178	137,910	275,804	139,416	278,815
The Citizens Bank of Fort Valley	16,877	33,753	18,867	37,732	18,380	36,757
The Citizens Bank of Cochran	—	—	—	—	10,158	20,314
First Commercial Bank of Birmingham	160,728	321,439	169,228	338,440	124,945	249,877
First National Bank of Jasper	91,255	182,497	82,600	165,187	84,556	169,098
Sterling Bank	38,289	76,573	33,614	67,224	34,570	69,135
The Bank of Tuscaloosa	55,719	111,433	48,465	96,925	43,352	86,697
First Commercial Bank of Huntsville	55,036	110,064	53,218	106,430	43,909	87,812
Peachtree National Bank	47,682	95,310	51,604	103,202	48,987	97,967
Synovus Mortgage Corp.	168,012	336,004	233,986	467,959	217,767	435,517
Citizens & Merchants State Bank	24,420	48,837	23,968	47,933	25,424	50,845
Synovus Trust Company	204,107	408,200	190,747	381,439	161,567	323,119
The National Bank of South Carolina	276,503	552,971	250,003	499,970	253,789	507,539
Bank of North Georgia	269,249	538,474	258,871	517,621	248,713	497,407
Georgia Bank & Trust	43,265	86,021	49,634	99,262	34,056	68,107
Synovus Trust Company of Florida	—	—	2,164	4,328	12,456	24,911
Synovus Trust Company of Alabama	—	—	1,537	3,073	27,780	55,557
Charter Bank and Trust Co.	21,106	42,210	40,713	81,420	40,056	80,106
Merit Leasing Corp.	2,868	5,737	2,381	4,761	2,855	5,710
Mountain National Bank	21,288	42,576	39,746	79,487	38,291	76,577
Total Technology Ventures	3,680	7,360	4,465	8,930	3,029	6,057
ProCard	—	—	—	—	85,369	170,731
Synovus Insurance of Georgia	12,459	24,918	12,662	25,323	10,461	20,921
Creative Financial Group	61,919	123,835	52,807	105,611	44,812	89,621
GLOBALT, Inc.	50,043	100,083	40,640	81,279	18,284	36,567
Machinery Leasing Co., Inc.	2,372	4,745	2,343	4,685	654	1,314
The Bank of Nashville	43,783	87,561	45,019	90,033	9,731	19,461
Synovus Investment Advisors	32,538	65,074	8,736	17,471	—	—
EPW Investment Management	—	—	1,870	3,740	—	—
United Trust Company	—	—	3,130	6,259	—	—
United Bank of the Gulf Coast	10,817	21,634	9,281	18,562	—	—
United Bank and Trust Company	70,535	141,066	42,113	84,222	—	—
First Nation Bank	46,222	92,438	33,569	67,134	—	—
Peoples Bank	41,834	83,665	—	—	—	—
Synovus Bank of Jacksonville	5,166	10,331	—	—	—	—
Trust One Bank	17,232	34,464	—	—	—	—

Total contributions	$4,499,856	8,999,239	4,257,622	8,514,987	3,995,292	7,991,626

(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2004, 2003, and 2002

(4)	Unrealized (Depreciation) Appreciation of Synovus Common Stock

Changes in unrealized (depreciation) appreciation of Synovus common stock are as follows:

	2004	2003	2002
Unrealized appreciation at end of year	$23,006,875	28,472,512	6,919,216
Unrealized appreciation at beginning of year	28,472,512	6,919,216	25,610,103

Unrealized (depreciation) appreciation for the year	$(5,465,637)	21,553,296	(18,690,887)

(5)	Realized Gain on Withdrawal/Distributions to Participants

The gain realized on withdrawal/distributions to participants is summarized as follows:

	2004	2003	2002
Market value at dates of distribution or redemption of shares of Synovus common stock	$15,871,751	12,428,772	13,435,715
Less cost (computed on an average cost basis) of shares of Synovus common stock distributed or redeemed	11,662,061	9,406,926	8,398,791

Total realized gain	$4,209,690	3,021,846	5,036,924